Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), entered into effective March 1, 2025, by and between MDWERKS, Inc. (Symbol: MDWK), a Florida corporation with an address of 411 Walnut Street, Suite 20125, Green Cove Springs, Florida 32043 (the “Company”) with David Stephens, an individual resident of the State of Texas with an address in The Woodlands, TX (“Executive”) (“Company” and “Executive” collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Company is a provider of energy wave technologies;

WHEREAS, the Executive is experienced in overseeing financial operations, corporate governance and key decision-making as well as playing a role in shaping the overall business strategy; and

WHEREAS, based upon the terms and conditions stated hereinafter, Company is desirous of employing Executive as Chief Financial Officer and Executive desires to be employed by the Company in said capacity as more particularly described herein (hereinafter collectively referred to as the “Services”) subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing promises, which are hereby incorporated into the terms hereof, as well as the mutual covenants and the respective representations and warranties hereinafter set forth, the Parties hereto agree as follows:

1. Engagement. The Company hereby engages Executive to provide the Services on behalf of the Company, and Executive accepts such engagement with the Company. Executive shall diligently contribute his time and effort to perform the Services as provided for in this Agreement. While rendering Services to the Company, Executive shall not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. This arrangement is not exclusive meaning Executive is permitted to work for other companies in all capacities.

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2. Representations, Warranties and Covenants of Executive. Executive represents, warrants and covenants to the Company that:

(a) he is not under any contractual or legal restriction that would, in any way, impair his ability to comply with the provisions of this Agreement;

(b) his engagement by the Company hereunder does not conflict with or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject and he agrees to honor all covenants in any agreement entered into with any prior employer or third party which covenants survived termination of his employment or association with such employers;

(c) he has never been a “statutorily disqualified” person as that term is defined under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Statutorily Disqualified Person”), and no proceeding or investigation of any kind or nature, formal or informal, is pending against him, or to the best of his knowledge, threatened against him, that could result in him being designated as a Statutorily Disqualified Person;

(d) he will comply with all laws, rules and regulations controlling the Company’s operations as well as his provision of the Services; and

(e) he will comply with all of the Company’s written policies, procedures and codes of conduct.

3. Duties of Executive. Executive shall diligently perform the following on behalf of the Company: (a) provide strategic vision and direction on its key financial decisions; (b) oversee financial management; (c) interact with the Board of Directors; and (d) perform such other functions customarily undertaken by an Executive engaged as Chief Financial Officer (collectively referred to herein as the “Services”).

4. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Executive as follows:

(a) The Company is not under any contractual or legal restriction that would in any way impair its ability to comply with the provisions of this Agreement; and

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(b) Any direction given by Company management shall at all times comply, in all material respects, with all laws, rules and regulations controlling the Company’s operations as well as his provision of the Services.

5. Compensation and Benefits.

(a) In consideration of Executive’s provision of the Services, the Company shall pay to the Executive the salary and other benefits (“Compensation”) in accordance to the Compensation Schedule attached hereto as Exhibit A.

(b) In the event of the death of Executive, all compensation then due Executive hereunder shall be remitted to Executive’s spouse or other beneficiaries.

(c) If, during the Term, the Company determines in the exercise of commercially reasonable business discretion, that Executive, because of physical or mental illness or incapacity, shall become unable to perform substantially all of the duties and services required of him under this Agreement for a period of thirty (30) days in the aggregate during any 12-month period, the Company may, upon a minimum of ten (10) days’ prior written notice given at any time after the expiration of such thirty (30) day period, notify Executive of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Executive shall be entitled to receive salary, benefits, and reimbursable expenses owing to Executive through the date of termination.

6. Protection of Confidential Information and Property.

(a) By virtue of Executive’s position with the Company, Executive will have access to, and be the recipient of, information of a confidential and proprietary nature concerning the business, clients and customers of the Company, including but not limited to customer information and lists, financial information, compensation and personnel records, trade secrets, business and marketing plans, databases, security practices, research, and other information that Executive knows or has reason to know that the Company considers to be confidential or proprietary, as may exist from time to time (collectively “Confidential Information”), without regard to restrictive markings. Executive therefore agrees that he will not, during the Term of this Agreement and for a period of two (2) years thereafter, or following this Agreement’s termination in accordance with Section 11 hereof and for a period of two (2) years thereafter, directly or indirectly, in whole or in part, disclose such Confidential Information to any person, for any reason or purpose whatsoever, and Executive agrees that he will not make use of such Confidential Information for his own purposes or for the benefit of any person other than the Company.

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(b) In the event Executive receives a subpoena or court order that may require the disclosure of any Confidential Information, or if disclosure may be required by applicable law, Executive shall first provide the Company with prompt written notice of such requirement provided it is lawful to do so, prior to making any such disclosure, so that the Company may seek an appropriate protective order or other relief at its own expense to prevent of limit such disclosure where appropriate.

7. Executive’s Post Employment Duties.

(a) All records, files, lists, including computer generated lists, drawings, documents, equipment, and similar items relating to the Company’s business that Executive shall receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Executive shall promptly return to the Company all Company property in his possession. Executive further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents, or other materials originating with or belonging to the Company except pursuant to his responsibilities contemplated hereunder. Executive additionally represents that, upon termination of employment with the Company, he will not retain in his possession any Company software, documents, or other materials and will instead return same promptly following Company’s written request for same.

(b) Executive agrees that both during and after employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company reasonably considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of the Company. If these duties are requested after employment the Executive shall be entitled to compensation of $250 per hour of time needed.

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8. Mutual Indemnification.

(a) Executive shall indemnify and hold harmless the Company and its respective shareholders, directors, officers and other employees, from and against any claim, damage, loss, liability, award, judgment, cost or expense resulting or arising from or incurred in connection with his breach of any of his representations, warranties, covenants or agreements (whether as a result of an omission, nonfulfillment or non-performance) under this Agreement.

(b) The Company shall indemnify and hold harmless the Executive from and against any claim, damage, loss, liability, award, judgment, cost or expense resulting or arising from or incurred in connection with its breach of any of its representations, warranties, covenants or agreements (whether as a result of an omission, nonfulfillment or non-performance) under this Agreement.

(c) The foregoing indemnification obligations shall also include all expenses and costs, including reasonable fees of counsel and other professionals, to investigate, defend, settle and/or pay any award, judgment, fine and/or penalty arising out of such claim(s), and shall further include the expenses and costs arising from the right to enforce the terms of this Agreement, including the reasonable fees and expenses of its counsel and other professionals.

(d) With respect to any matter for which indemnification is sought hereunder, the indemnified party shall have the right to assume and control the defense thereof and to retain counsel to represent it as to such claim. The indemnified party shall be entitled to receive an advance of its reasonable estimated fees and expenses which may be incurred in connection with such matter, including, without limitation, its reasonable attorney and other professional fees and expenses, or, in its discretion, to be reimbursed for its legal and other professional fees and expenses actually incurred in connection with such matter. Whether such sums are advanced or not, the indemnified party shall be made whole by the indemnifying party for all expenses and costs actually incurred or paid in connection with such matter.

(e) The rights and obligations hereunder shall survive the termination of this Agreement and cannot be waived or otherwise modified except as contemplated herein.

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9. Mutual Non-Disparagement. The Parties agree that they will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging regarding one another nor their respective products or services, or any of their present or former officers, directors or employees.

10. Term. The Term of this Agreement will commence upon the date of this Agreement and continue for a period of three (3) years unless otherwise terminated in accordance with Section 10 of this Agreement (the “Term”). Thereafter, this Agreement shall automatically be renewed on the same terms and conditions set forth herein for additional three-year periods thereafter, unless the Company or Executive provides the other party written notice of the election not to renew the Term at least ninety (90) days prior to any such renewal date.

11. Termination.

(a) This Agreement may be terminated as follows:

(i) By the Company, upon ninety (90) days’ prior written notice, if Executive is Terminated With Notice For Cause. For purposes of this Agreement, Executive shall have been deemed to have been Terminated With Notice For Cause in the event he:

(A) shall fail in material respect to comply with any of the material terms of this Agreement and Executive shall fail to cure such non-compliance within such thirty (30) day period, unless such cure cannot be completed within thirty (30) days and Executive is making a good faith effort to complete such cure expeditiously; or

(B) shall breach any material representation or warranty contained in this Agreement which results in a material adverse effect on the Company.

(ii) By the Company immediately upon written notice, if Executive is Terminated Immediately For Cause. For purposes of this Agreement, Executive shall have been deemed to have been Terminated Immediately For Cause in the event he:

(A) shall be convicted of a crime resulting in him being a Statutorily Disqualified Person;

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(B) is restrained or enjoined by any court or regulator in a manner that would result in his material inability to perform the Services pursuant to this Agreement.

(iii) By Executive, upon thirty (30) days’ prior written notice, as a Resignation With Cause Upon Notice. For purposes of this Agreement, Executive shall have provided a Resignation With Cause Upon Notice if the Company:

(A) shall fail in any material respect to comply with any of the material terms of this Agreement and the Company shall fail to cure such non-compliance within such thirty (30) day period, unless such cure cannot be completed within thirty (30) days and the Company is making a good faith effort to complete such cure expeditiously;

(B) shall breach any material representation or warranty contained in this Agreement which results in a material adverse effect on Executive; or

(C) shall fail to make any payment required to be made under this Agreement and the Company shall fail to cure such payment default within ten (10) days of such notice;

(iv) By Executive, immediately upon written notice, as an Immediate Resignation For Cause. For purposes of this Agreement, Executive shall have provided the Company an Immediate Resignation For Cause if the Company shall fail to remain operational, be the subject of a bankruptcy proceeding and/or an assignment for the benefit of its creditors.

(v) by Executive and the Company, whenever they shall mutually agree in writing to terminate this Agreement (“Resignation by Mutual Agreement”).

12. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the conflict of law principles thereunder. Any and all disputes among the Parties shall first be heard by an American Arbitration Association Mediator with a minimum of ten years’ experience of dispute resolution relating to the corporate governance. In the event of an unsuccessful Mediation, the Parties acknowledge and agree that any and all disputes shall be the sole and exclusive jurisdiction of an American Arbitration Association Panel consisting of three Arbitrators, each with a minimum of ten years’ experience of dispute resolution relating to corporate governance disputes. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to seek reimbursement for reasonable attorneys’ fees and costs.

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13. General Retroactivity Clause. This Agreement and all obligations and rights hereunder shall be deemed effective as of March 01, 2025.

14. Waiver of Rights. No delay or omission by either party hereto in exercising any right or power arising from any default by the other party hereto shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by the other party hereto. No waiver of any breach of any of the covenants or conditions contained in this Agreement shall be construed to be a waiver of, acquiescence in, or consent to, any previous or subsequent breach of the same or of any other condition or covenant.

15. Assignment. This Agreement, and the rights and obligations of Executive and the Company, shall inure to the benefit of and be binding upon, Executive, Executive’s heirs and representatives, and upon the Company and its successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other. Any purported assignment or transfer in violation of this Section shall be void from inception and have no force or effect.

16. Notices. Any notice, demand, or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if transmitted to the respective address identified above or alternatively, to such other address as a party specifies by notice given in accordance herewith: (a) if delivered personally to the party or to an authorized representative of the party to whom such notice, demand or other communication is directed on the date of such personal delivery; (b) if sent by email addressed as set forth below, on the date of transmission thereof, if email tracking return receipt indicates the email was received by the party to whom such email was directed; (c) if sent by an overnight delivery service addressed as set forth below, on the date of delivery, provided the associated overnight delivery tracking number indicates it was received by such party to whom the notice was directed; (d) if sent by registered or certified mail, postage prepaid, addressed as set forth below, on the fifth (5th) business day after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail; or (e) if sent by facsimile transmission addressed as set forth below, on the date of such transmission, if confirmed as received that day by the receiving party and the original notice is sent that day by first class mail, postage prepaid.

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17. Severability. If any one or more of the provisions of this Agreement are held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

18. Consultations with Counsel; No Representations. This Agreement has been mutually negotiated and drafted by the Parties. In any dispute or controversy arising out of the meaning of any of the terms of or language in this Agreement, no party shall be entitled to a presumption against any other party as the one causing this Agreement to be drafted. Each of the Parties hereto acknowledges that they have had a full and complete opportunity to consult with counsel of their own choosing concerning the terms, enforceability, and implications of this Agreement, before entering into the same, and has either done so or voluntarily waived such opportunity. Each of the Parties hereto further acknowledges and agrees that neither party has made any promises, covenants representations or warranties to the other concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

19. Entire Agreement; Amendment. This Agreement, together with the Exhibit annexed hereto, represents the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all other agreements between the Company and Executive with respect to such subject matter. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by the Company and Executive.

20. Paragraph Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile or electronically which, upon transmission to the other Party, shall have the same force and effect as delivery of the original signed counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.

COMPANY			EXECUTIVE

MDWERKS, INC.		DATE	DAVID STEPHENS	DATE

By:	Steven Laker

Its:	Chief Executive officer

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EXHIBIT A

COMPENSATION AND BENEFIT SCHEDULE

1: For the period of January 1, 2025 through December 31, 2025, the Executive’s annual base salary (the “Base Salary”) shall be One Hundred Twenty Thousand Dollars (U.S. $120,000), which shall be payable by the Company to Executive in equal monthly payments of $10,000 per month. The Executive’s Base Salary payable by the Company consistent with such frequency shall thereafter increase throughout the Term as follows:

-For the period of January 1, 2026 through December 31, 2026: One Hundred Fifty Thousand Dollars (U.S. $150,000);

-For the period of January 1, 2027 through December 31, 2027: One Hundred Seventy-Five Thousand Dollars (U.S. $175,000);

(b) (i) In addition to the Base Salary, the Executive shall receive performance-based bonuses from January 1, 2025 on a quarterly basis for a period of two (2) years of the Term (the “Two Year Quarterly Bonuses”). The Two Year Quarterly Bonuses shall be calculated by the Parties as follows: For any calendar quarter(s) where the Company’s gross revenue has increased a minimum of twenty five percent (25%) from its prior year gross revenue for that corresponding calendar quarter(s) (e.g. 4th Quarter 2025 vs 4th Quarter 2024, 1st Quarter 2026 vs. 1st Quarter 2025, etc.), the Executive shall be entitled to a cash bonus equating to fifteen percent (15%) of his then-current Base Salary within thirty (30) days of the conclusion of any such calendar quarter(s). By way of example, and without limitation, in the event the Company’s gross revenue for the 1st Quarter of 2025 has increased 25% or more as compared to its gross revenue for the 1st Quarter of 2024, the Executive shall receive a cash bonus of $18,000 no later than April 30, 2025 (i.e. 15% of Executive’s then-current Base Salary of $120,000).

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(ii) Upon the conclusion on the two (2) years of the Term, the Executive shall thereafter receive performance-based bonuses on an annual basis (the “Subsequent Annual Bonuses”). The Subsequent Annual Bonuses shall be calculated by the Parties as follows, provided, however, that for any given calendar year, the Executive shall only be entitled to receive the bonus corresponding to the highest applicable percentage increase in the Company’s gross revenue for that year. For the avoidance of doubt, the Subsequent Annual Bonuses are non-cumulative, and the Executive shall not be entitled to receive more than one bonus tier in any given calendar year.

(A)	For any calendar year(s) where the Company’s gross revenue has increased a minimum of ten percent (10%) from its prior year gross revenue for that corresponding calendar year(s) (e.g. calendar year 2026 vs. calendar year 2025, calendar year 2027 vs calendar year 2026, etc.), the Executive shall be entitled to a cash bonus equating to forty percent (40%) of his then-current Base Salary payable as follows: (1) fifty percent (50%) in cash within thirty (30) days of the conclusion of any such calendar year(s); and (2) fifty percent (50%) in Company stock vesting on a prorated consecutive twenty four (24) calendar month basis. By way of example, and without limitation, in the event the Company’s gross revenue for calendar year 2027 has increased 10% or more as compared to its gross revenue for calendar year 2026, the Executive shall receive a bonus of $70,000 no later than January 31, 2028 (i.e. 40% of Executive’s then-current Base Salary of $175,000) payable as $35,000 in cash and $35,000 in Company stock vesting on a prorated consecutive twenty four calendar month basis (i.e. January 2028 through December 2029);

(B)	For any calendar year(s) where the Company’s gross revenue has increased a minimum of fifteen percent (15%) from its prior year gross revenue for that corresponding calendar year(s) (e.g. calendar year 2026 vs. calendar year 2025, calendar year 2027 vs calendar year 2026, etc.), the Executive shall be entitled to a cash bonus equating to seventy five percent (75%) of his then-current Base Salary payable as follows: (1) fifty percent (50%) in cash within thirty (30) days of the conclusion of any such calendar year(s); and (2) fifty percent (50%) in Company stock vesting on a prorated consecutive twenty four (24) calendar month basis. By way of example, and without limitation, in the event the Company’s gross revenue for calendar year 2027 has increased 15% or more as compared to its gross revenue for calendar year 2026, the Executive shall receive a bonus of $131,250 no later than January 31, 2028 (i.e. 75% of Executive’s then-current Base Salary of $175,000) payable as $65,625 in cash and $65,625 in Company stock vesting on a prorated consecutive twenty four calendar month basis (i.e. January 2028 through December 2029);

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(C)	For any calendar year(s) where the Company’s gross revenue has increased a minimum of twenty five percent (25%) from its prior year gross revenue for that corresponding calendar year(s) (e.g. calendar year 2026 vs. calendar year 2025, calendar year 2027 vs calendar year 2026, etc.), the Executive shall be entitled to a cash bonus equating to one hundred twenty five percent (125%) of his then-current Base Salary payable as follows: (1) fifty percent (50%) in cash within thirty (30) days of the conclusion of any such calendar year(s); and (2) fifty percent (50%) in Company stock vesting on a prorated consecutive twenty four (24) calendar month basis. By way of example, and without limitation, in the event the Company’s gross revenue for calendar year 2027 has increased 25% or more as compared to its gross revenue for calendar year 2026, the Executive shall receive a bonus of $218,750 no later than January 31, 2028 (i.e. 125% of Executive’s then-current Base Salary of $175,000) payable as $109,375 in cash and $109,375 in Company stock vesting on a prorated consecutive twenty four calendar month basis (i.e. January 2028 through December 2029).

(iii) For purposes of this Agreement, “gross revenue” shall be calculated by the Parties as the total amount of money the Company earns from all sources before subtracting any expenses or deductions.

(iv) For purposes of providing Executive with transparency with respect his eligibility for the aforementioned bonuses, the Executive shall be entitled to receive true and accurate accountings of the Company’s balance sheet and income statement utilizing generally accepted accounting principles at all times during the Term of this Agreement.

(c) During the Term, the Company shall promptly reimburse Executive for reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement with respect to travel, entertainment and other business expenses including, without limitation, current and prospective client interactions, on terms which are consistent with those offered to the senior executives of the Company and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

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(d) Upon the full execution of this Agreement, Company shall issue one hundred and fifty thousand (150,000) shares of the Company’s stock to the Executive (the “Executive’s Signing Stock Grant”). The Executive’s Signing Stock Grant shall vest in the Executive during the Term of this Agreement as follows:

-January 1, 2025: 33% of the Executive’s Signing Stock Grant (50,000 shares) shall fully and irrevocably vest in the Company; and

-From January 1, 2026 through December 31, 2027: the remaining 67% of the

Executive’s Signing Stock Grant (100,000 shares) shall fully and irrevocably vest in equal consecutive calendar month tranches of 4,167 shares each, with 4,159 shares vesting in the final month.

(e) In addition to the Executive’s Signing Stock Grant, the Executive shall also be eligible to receive an additional five hundred sixty-two thousand five hundred shares (562,500) of the Company’s stock based on its performance as determined by the following agreed upon benchmarks (the “Executive’s Performance Stock Grant”):

-In the event the Company annual gross revenue equals or exceeds $5,000,000, 56,250 shares of the Executive’s Performance Stock Grant shall fully and irrevocably vest in Executive;

-In the event the Company annual gross revenue equals or exceeds $10,000,000, an additional 112,500 shares of the Executive’s Performance Stock Grant shall fully and irrevocably vest in Executive;

-In the event the Company annual gross revenue equals or exceeds $20,000,000, an additional 168,750 shares of the Executive’s Performance Stock Grant shall fully and irrevocably vest in Executive; and

-In the event the Company annual gross revenue equals or exceeds $50,000,000, an additional 281,250 shares of the Executive’s Performance Stock Grant shall fully and irrevocably vest in Executive.

(f) In the event Company terminates Executive during the Term of this Agreement and such termination does not constitute being Terminated With Notice For Cause or Terminated Immediately For Cause as such are defined in Section 11 above, Executive shall contemporaneously be entitled to severance pay equating to six (6) months of his then-current Base Salary along with full vesting acceleration of any and all unvested stock provided for in this Agreement by way of signing, performance or otherwise (all of the foregoing in this Section 1 (f) collectively referred to as the “Executive Severance Package”). Executive shall likewise be entitled to the Executive Severance Package in the event Executive resigns from the Company as a Resignation With Cause Upon Notice, an Immediate Resignation For Cause or a Resignation by Mutual Agreement as such are defined in Section 11 above.

(g) Due to the non-exclusive arrangement the Executive will remain an employee of Fresh Notion Financial Services and as such all cash compensation will be paid to that firm and then distributed to the Executive. All stock compensation noted herein will be issued in the name of the Executive.

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